LOGO PRUDENTIAL                      PRUCO LIFE INSURANCE COMPANY
                                     Phoenix, Arizona 85014
                                     A STOCK COMPANY SUBSIDIARY OF
                                     The Prudential Insurance Company of America


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                                   ENDORSEMENT

AN ENDORSEMENT TO PROVIDE PROTECTED VALUE PROVISIONS

This Endorsement is part of the contract to which it is attached and is effective upon the issuance of this Endorsement. In the case of a conflict with any provision in the contract, the provisions of this Endorsement will control.

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The following new section is hereby added to the contract.

                                 PROTECTED VALUE

The Protected Value is the amount which is:

     1. applied to the guaranteed annuity purchase rates to produce the Guaranteed Minimum Income Benefit ("GMIB"); or

     2. applied to provide a Guaranteed Minimum Death Benefit ("GMDB") for your beneficiaries.

The Protected Value is calculated daily and, subject to the restrictions described below, is equal to the greater of (1) and (2), where:

          (1) is the "Roll-Up'. The Roll-Up is equal to the total invested purchase payments made increased daily at an effective annual interest rate of 5% starting on the date that each invested purchase payment is made, until the cap is reached ("Roll-Up Cap"), and is proportionally reduced by the effect of withdrawals. The Roll-Up Cap is equal to the sum of two times each invested purchase payment and is proportionally reduced by the effect of withdrawals. Once the Roll-Up Cap is reached, the Roll-Up will be increased by subsequent invested purchase payments and proportionally reduced by the effect of withdrawals; and

          (2) is the "Step-Up". Before the first Contract Anniversary, the Step-Up is the initial invested purchase payment increased by subsequent invested purchase payments and proportionally reduced by the effect of withdrawals. The Step-Up on each Contract Anniversary will be reset to the greater of the previous Step-Up and the contract fund as of such Contract Anniversary. Between Contract Anniversaries, the Step-Up will be increased by invested purchase payments and proportionally reduced by the effect of withdrawals.

After the Contract Anniversary coinciding with or next following the sole or older Annuitant's 80th birthday, we stop increasing the Protected Value, except by subsequent invested purchase payments made on or after such Contract Anniversary. This means that we do not increase the Roll-Up by the effective annual interest rate and we do not increase the Step-Up by any appreciation in the contract fund. But when you make a withdrawal on or after such Contract Anniversary, we still reduce the Protected Value proportionally by the effect of that withdrawal.

Where the words "proportionally reduced by the effect of withdrawals" are used in this Endorsement, the withdrawal reduces those values in the same proportion as it reduces the contract fund. We calculate the proportion by dividing the contract fund after the withdrawal (including withdrawal charges) by the contract fund immediately prior to the withdrawal. The resulting percentage is multiplied by the applicable values (before the withdrawal) in determining the Protected Value.


ORD 99168

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


Because we do not impose a new Waiting Period under the GMIB section of this Endorsement for each subsequent purchase payment, we reserve the right to limit subsequent purchase payments if we discover that, by the timing of your purchase payments and withdrawals, your Protected Value is increasing in ways that are not intended by this Endorsement. In determining whether to limit purchase payments, we will look at purchase payments which are disproportionately larger than the initial purchase payment and other actions that may artificially increase the Protected Value.

The current "PAYOUT PROVISIONS" section of the Contract is hereby designated
Part 1, and the following new section is hereby added to the "PAYOUT PROVISIONS" section of the Contract as Part 2, for contract owners electing the GMIB:

                        GUARANTEED MINIMUM INCOME BENEFIT

The GMIB is a feature providing for the option to receive a guaranteed minimum income benefit with payments for life with A period certain. The GMIB feature must be elected when you purchase your contract. The calculation of the GMIB payout amount is described below. You may exercise the GMIB payout option after the Waiting Period. The Exercise Periods run for 30 days and begin on each Contract Anniversary after the Waiting Period ends.

GMIB PAYOUT AMOUNT: After first deducting charges for any applicable taxes attributable to premiums, the GMIB payout amount will equal the greater of:

     1 the Protected Value as of the date the exercise of the GMIB payout option is effective applied to the guaranteed annuity purchase rates and based on the period certain as described below; and

     2. the contract fund as of the date the exercise of the GMIB payout option is effective applied to the current annuity purchase rates then in use and based on the period certain as described below.

GUARANTEED ANNUITY PURCHASE RATES: The guaranteed annuity purchase rates are attached to this Endorsement and are based on 1. and 2., below:

     1.   the Guaranteed Interest Rate

     The guaranteed interest rate used to calculate the guaranteed annuity purchase rates is based on the Contract Anniversary immediately preceding the date the exercise of the GMIB payout option is effective:

  Contract Anniversary                        Guaranteed Interest Rate
  --------------------                        ------------------------
        10-14                                             3.0%
         15 +                                             3.5%

     2.   the Guaranteed Mortality Rate

     The guaranteed mortality rate used to calculate the guaranteed annuity purchase rates is based on the Annuity 2000 valuation mortality table, with two-year age setbacks, ten-year generational setback and projected mortality improvements (modified Scale G).

GMIB ANNUITY PAYOUT OPTIONS:

There are two GMIB annuity payout options available:

OPTION 1: SINGLE LIFE PAYOUT OPTION: We will make monthly payments for as long as the Annuitant lives, with payments for a period certain. No payments are due after the death of the Annuitant or, if later, the end of the period certain.

OPTION 2: JOINT LIFE PAYOUT OPTION: In the Case of an Annuitant and Co-Annuitant, we will make monthly payments for A period certain and after that during the joint lifetime of the Annuitant and Co-Annuitant. Upon the death of the Annuitant or Co-Annuitant, payments will continue during the remaining lifetime of the survivor at 100% of the original monthly payment if the survivor is the Annuitant and 50% of the original monthly payment if the survivor is the Co-Annuitant. No payments are due after the death of the survivor of the Annuitant and Co-Annuitant or, if later, the end of the period certain.

ORD 99168

There is no right of withdrawal under either payout option. Other payout frequencies may be available such as quarterly, semi-annually and annually.

The period certain for the GMIB is based on the Annuitant's age on the date the exercise of the GMIB payout option is effective, as follows:

                Age                             Period Certain
                ---                             --------------
             80 or less                             10
                81                                   9
                82                                   8
                83                                   7
                84                                   6
              85-90                                  5

EXERCISE OF THE GMIB PAYOUT OPTION: You may exercise the GMIB payout option by contacting us at the Annuity Service Center. We will provide you with the necessary forms and inform you of any other information that we require for you to exercise this option. The exercise of the GMIB payout option will be effective when we receive all documentation and other information that we need at the Annuity Service Center during the Exercise Period. The Exercise Period for the GMIB payout option begins on any Contract Anniversary Date after the end of the applicable Waiting Period, shown below. Such Exercise Period ends 30 days after that Contract Anniversary Date, but no later than the Contract Anniversary following the Annuitant's age 90.

WAITING PERIOD: The Waiting Period is as follows:

Annuitant's Issue Age          Contract Anniversary on which Waiting Period Ends
---------------------          -------------------------------------------------
      0-45                                             15
       46                                              14
       47                                              13
       48                                              12
       49                                              11
     50-70                                             10

GMIB FEE: To compensate us for assuming the risks associated with the GMIB, we charge an annual GMIB fee. The fee is equal to 0.25% of the average daily Protected Value and is deducted: 1) on each Contract Anniversary; 2) on revocation of the GMIB; 3) upon choice of an option under Part 1 of the "Payout Provisions" section of the contract; 4) upon a full withdrawal; and 5) upon a partial withdrawal if the contract fund remaining after such partial withdrawal is not enough to cover the then applicable GMIB fee. The fee is pro-rated based on the portion of the Contract Year for which the GMIB was in effect.

The fee is withdrawn from each investment option in the same proportion that the value of the contract fund allocated to an investment option bears to the total contract fund. Upon a full withdrawal or if the contract fund remaining after a partial withdrawal is not enough to cover the then applicable GMIB fee, the GMIB fee is deducted from the amount paid.

No GMIB fee is charged after the Annuity Date, exercise of the GMIB payout option or revocation of the GMIB option.

REVOCATION OF THE GUARANTEED MINIMUM INCOME BENEFIT: Your election of the GMIB is revocable at any time after the seventh Contract Anniversary and prior to the date on which the exercise of the GMIB payout option is effective. We must receive a written notice to discontinue this benefit. The benefit will be discontinued effective as of the date written notice is received by us at the Annuity Service Center. Once the benefit has been discontinued, it may not be elected again.

OTHER GMIB PROVISIONS: If a Co-Annuitant becomes the Annuitant due to the death of the Annuitant: 1) the Waiting Period will be based on the age of the original Annuitant at issue; and 2) the payout amount and period certain under Option 1 will be based on the Co-Annuitant's age on the date the exercise of the GMIB payout option is effective.

ORD 99168

The following section replaces and supersedes the "DEATH OF ANNUITANT BEFORE ANNUITY DATE" section of the Contract.

                        GUARANTEED MINIMUM DEATH BENEFIT

DEATH OF ANNUITANT BEFORE ANNUITY DATE

If A sole or last surviving Annuitant dies before the Annuity Date, the death benefit payable to your beneficiary will be as described below.

     1.   THE SOLE OR OLDER ANNUITANT IS UNDER AGE 80 UPON THE ISSUANCE OF THE
          CONTRACT:

          Upon receipt of due proof of death and any other documentation we need, the beneficiary is entitled to receive a death benefit equal to the greater of:

                    (a) the contract fund as of the date we receive due proof of death and any other documentation we need; and

                    (b) the Protected Value as of the date we receive due proof of death and any other documentation we need.

     2.   The SOLE OR OLDER ANNUITANT IS AGE 80 OR OVER UPON THE ISSUANCE OF THE
          CONTRACT:

          Upon receipt of due proof of death and any other documentation we need, the beneficiary is entitled to receive a death benefit equal to the greater of:

                    (a) the contract fund as of the date we receive due proof of death and any other documentation we need; and

                    (b) the initial invested purchase payment increased by subsequent invested purchase payments and proportionally reduced by the effect of withdrawals.

ABILITY TO CHANGE ANNUITANTS: You may not change an Annuitant or Co-Annuitant and may add or remove an Annuitant or Co-Annuitant only with our prior approval.

Except as modified herein, all terms and conditions of the Contract remain unchanged.

Signed for Pruco Life Insurance Company





       CLIFFORD E. KIRSCH                    ESTHER H. MILNES
       ------------------                    ----------------
           Secretary                            President

ORD 99168

                        GUARANTEED ANNUITY PURCHASE RATES
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                      Monthly Annuity Payment per $1000 of
                   Protected Value, when Annuitization Occurs
                          in Years 10 through 14, Life
                        Annuity with 120 Payments Certain


  Adjusted
    Age                             Male                           Female
  --------                         ------                          ------
    60                             $4.56                           $4.24
    61                              4.66                            4.32
    62                              4.76                            4.41
    63                              4.87                            4.50
    64                              4.98                            4.60
    65                              5.10                            4.71
    66                              5.23                            4.82
    67                              5.36                            4.94
    68                              5.49                            5.06
    69                              5.64                            5.19
    70                              5.78                            5.33
    71                              5.94                            5.48
    72                              6.10                            5.63
    73                              6.26                            5.79
    74                              6.43                            5.96
    75                              6.60                            6.14


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                          TRANSLATION OT ADJUSTED AGE*

Calendar Year in Which First
   Annuity Payment is Due                              Adjusted Age
-----------------------------                          ------------
      Prior to 2010                                      Actual Age
    2010 Through 2019                                Actual Age minus 1
    2020 Through 2029                                Actual Age minus 2
    2030 Through 2039                                Actual Age minus 3
    2040 Through 2049                                Actual Age minus 4
    2050 Through 2059                                Actual Age minus 5
    2060 Through 2069                                Actual Age minus 6
    2070 Through 2079                                Actual Age minus 7
    2080 Through 2089                                Actual Age minus 8
    2090 Through 2099                                Actual Age minus 9

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             Monthly Annuity Payment per $1000 of Protected Value,
                  when Annuitization Occurs in Years 15+, Life
                        Annuity with 120 Payments Certain

        Adjusted
          Age                          Male                 Female
        --------                      -----                 ------
          41                          $3.71                 $3.56
          42                           3.75                  3.59
          43                           3.79                  3.63
          44                           3.83                  3.66
          45                           3.87                  3.70
          46                           3.92                  3.73
          47                           3.97                  3.77
          48                           4.02                  3.81
          49                           4.07                  3.86
          50                           4.12                  3.90
          51                           4.18                  3.95
          52                           4.24                  4.00
          53                           4.30                  4.06
          54                           4.37                  4.11
          55                           4.44                  4.17
          56                           4.51                  4.23
          57                           4.59                  4.30
          58                           4.67                  4.37
          59                           4.76                  4.44
          60                           4.85                  4.52
          61                           4.94                  4.61
          62                           5.04                  4.69
          63                           5.15                  4.78
          64                           5.26                  4.88
          65                           5.38                  4.99
          66                           5.50                  5.10
          67                           5.63                  5.21
          68                           5.77                  5.34
          69                           5.91                  5.47
          70                           6.06                  5.60
          71                           6.21                  5.75
          72                           6.37                  5.90
          73                           6.53                  6.06
          74                           6.70                  6.23
          75                           6.87                  6.41

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* EXAMPLE: You are a female and you annuitize your Protected Value in 2025, upon your 23rd Contract Anniversary, when your Actual Age is 55. Then your Adjusted Age is 53 and you would receive $4.06 per month, per $1,000 of Protected Value.

For annuitants of attained age 81 or more, the certain period is less than 10 years. We will calculate annuities for other certain periods using the same interest and mortality assumptions as in this table.


ORD 99168